Exhibit 23.1

                         Consent of Independent Auditors

We consent to the incorporation by reference in Post-effective Amendment No.1 to the Registration Statement (Form S-3 No. 33-62135) of Health and Retirement Properties Trust and in the related Prospectus; in the Registration Statement (Form S-3 No. 333-26887) of Health and Retirement Properties Trust and in the related Prospectus; and in Registration Statement (Form S-3 No. 333-34823) of Health and Retirement Properties Trust and in the related Prospectus, of our report dated September 12, 1997, with respect to the Historical Summary of Gross Income and Direct Operating Expenses of two medical office buildings and two parking structures owned by Wright-Carlyle Partners, included in this Form 8-K.

                                             /s/      Ernst & Young LLP
                                                      ERNST & YOUNG LLP



Boston, Massachusetts
December 11, 1997